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                                                                   Exhibit 10.28

               Confidential Materials omitted and filed separately
             with the Securities and Exchange Commission. Asterisks
                                denote omissions.

                                  EGENERA, INC.

                           GENERAL PURCHASE AGREEMENT

Egenera, Inc. ("Egenera"), 165 Forest St., Marlboro, MA 01752, and Goldman, Sachs & Co. and its Affiliates who execute Orders hereunder (any, a "Customer") agree that this General Purchase Agreement ("GPA") shall govern any Equipment, Egenera Software and services listed on an Order accepted by Egenera on or after the date of the last signature below (the "Effective Date").

1.    DEFINITIONS

      "Order" means a document (typically Customer's purchase order), which is signed by Customer, specifies Product and related services that Customer seeks to obtain from Egenera and the related pricing and sufficient other information to complete the transaction.

      "Equipment" means the hardware identified on an Order accepted by Egenera.

      "Egenera Software" means software owned by Egenera, including firmware or materials embedded in the Equipment or identified on an Order accepted by Egenera, and related documentation (including CD-ROM duplicates), but excluding any Third Party Materials.

      "CRU" means "Customer Replaceable Unit" and is an Equipment component designed for replacement by the customer.

      "FRU" means "Field Replaceable Unit" and is an Equipment component designed for replacement by Egenera.

      "Installation Services" means (i) "Basic Set-Up" (setting up the Equipment, powering up the Equipment, and booting up the operating system), (ii) a training course (titled "Foundations"), and (iii) two hours' on-site configuration consultation, all performed on the same business day. Except as otherwise agreed, Customer shall be solely responsible for supply and maintenance of an appropriate environment (including power, network and telephone connections, etc.) for Equipment. All services shall be subject to Customer's security requirements and where applicable a separate Services Agreement.

      "Open Source Materials" means Third Party Materials supplied under open-source software license agreements, such as the GNU Public License, including any modifications to such software made by Egenera.

      "Product" means Equipment, Egenera Software and Third Party Materials acquired by a customer under an Order.

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      "Third Party Material" means software provided by Egenera to Customer which is specifically labeled as being provided by and/or owned other than by Egenera, including Open Source Materials.

      "Software" means Egenera Software and Third Party Materials that Egenera provides to Customer.

      "Affiliates" shall mean all entities that are controlling, controlled by or under common control with Goldman, Sachs & Co. Goldman, Sachs & Co. and Egenera hereby specifically acknowledge and agree that it is their intention (i) that all of the products and/or services contemplated by this Agreement be made available to the Affiliates, (ii) that an Affiliate shall be entitled to enforce this Agreement with respect to Orders made by an Affiliate and (iii) that the Affiliates be able to purchase software and equipment under this Agreement by executing an Order.

      "Service Level Agreement" - See Schedule A to the Addendum 1 "Support Services Agreement"

2.    ORDERING, PRICING AND PAYMENT

      All Orders shall reference this GPA and are subject to acceptance by Egenera. Upon acceptance by Egenera, orders may be cancelled by Customer without penalty more than 15 days prior to Customer's requested ship date. Orders cancelled within 15 days of Customer's requested ship date will be subject to a restocking charge equaling 10% of the purchase price of Product ordered; however, the restocking charge would not apply to the first two cancellations during any calendar year. The terms and conditions of this GPA shall apply to each order accepted or shipped by Egenera hereunder. Any terms or conditions appearing on the face or reverse side of any purchase order, acknowledgment, or confirmation that are different from or in addition to those required hereunder shall not be binding on the parties, even if signed and returned, unless both parties hereto expressly agree in a separate writing to be bound by such separate or additional terms and conditions. Customer shall pay Egenera the price stated on an accepted Order and when applicable pay or reimburse Egenera for all related taxes or withholdings, except for those based on Egenera's net income. All payments by Customer shall be made free and clear of, and without reduction for, any applicable foreign withholding, VAT or similar taxes; any such taxes which are otherwise imposed on payments to Egenera shall be the sole responsibility of Customer. All amounts are due in United States currency and in full forty-five (45) days after the date of receipt (by mail, fax, or otherwise) of the applicable invoice. Egenera shall extend to Customer a prompt payment discount of [**]% for all invoices paid within [**] of receipt of valid invoice. Customer's obligation to pay the amounts due or to become due hereunder shall be absolute and unconditional and shall not be subject to any reduction, setoff, defense, counterclaim, or deferment for any reason whatsoever. Upon thirty (30) days written notice, Egenera reserves the right to cancel or suspend any orders placed by Customer and accepted by Egenera, or refuse or delay shipment thereof, if Customer fails to make any payment as provided herein or in any invoice or otherwise to comply with the terms and conditions of this Agreement.

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3.    DELIVERY AND ACCEPTANCE

      Title of Equipment and the media for Egenera Software and risk of loss for Equipment, media and embedded Egenera Software shall transfer to Customer upon Egenera's delivery to Customer at Customer's location unless otherwise indicated in the Order. Customer shall pay all shipment related charges. If Customer clearly advises Egenera in writing, only then may Egenera make partial shipments of Customer's orders, to be separately invoiced and paid for when due. Delay in delivery of any installment shall not relieve Customer of its obligation to accept the remaining deliveries. Egenera shall use reasonable efforts to meet Customer's requested delivery schedules for the Products. Should orders for Products exceed Egenera's available inventory, Egenera will allocate its available inventory and make deliveries on a basis Egenera deems equitable, in its sole discretion, and without liability to Customer on account of the method of allocation chosen or its implementation.

      Acceptance of Equipment that Egenera is paid to install occurs upon successful completion of Egenera's standard installation procedures that demonstrate conformance to the applicable Egenera-published specifications. There are no Acceptance criteria for any Product for which the Customer has delayed Egenera's installation beyond ten (10) business days beyond what was originally scheduled. All installation must be done pursuant to Customer security requirements. Customer will be deemed to have accepted products not installed by Egenera unless Egenera is otherwise notified by Customer within fifteen (15) business days of receipt as indicated by bill of lading sign-off.

4.    STANDARD WARRANTY

      Equipment and Egenera Software. Egenera warrants that Equipment and Egenera Software will, commencing on initial attempt at installation by either Egenera or Customer and continuing until one year after completion of installation by Customer or Egenera, perform in accordance with the applicable Egenera-published specifications. Equipment upgrades are warranted from receipt until the end of the original warranty period of the related Equipment.

      This warranty does not apply to problems that arise from (i) accident or abuse, (ii) interoperation with other non-Egenera products not on Egenera's interoperability matrix, (iii) improper installation or modification by other than Egenera (or a third party approved by Egenera), or (iv) use in an environment or in a manner or for a purpose for which a Product was not designed.

      Customer should provide remote access to each system purchased, such access will be granted once Egenera signs Customers' Vendor Access Agreement. A modem connection or IP address, login and password are required to establish access. Failure to provide a modem or IP connection may impact response and resolution time. In the event the Customer has not provided modem access or an IP address and an Egenera Support Engineer is required on site due to inability to remotely access the system, Time and Material charges will be incurred for the on-site service.

      Egenera does not warrant that the operation of Egenera Software will be uninterrupted or error free, or that all defects can be corrected. Egenera does not warrant any Third Party

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Material (except for approved compatible products as specified in Section 5(i))
and will identify such Third Party Materials to Customer as Exhibit A, as amended from time to time pursuant to Section 9.

      Any replacement Equipment parts will be, whenever possible, new or will be comparable in function and performance to the original part Equipment. In either case, replacement Equipment parts will be warranted for the remainder of the original warranty period, or for 90 days, whichever is greater. All replaced Product or portions thereof shall be returned to and become the property of Egenera. Any replaced Product or portions thereof not received by Egenera on or about twenty (20) business days following Customer's receipt of notice by Egenera will be invoiced to the Customer. Whenever possible, Egenera will use new (but may use reconditioned) parts made by various manufacturers in performing Equipment warranty repairs and building replacement products. Egenera is responsible for shipping and insurance charges on replacement parts shipped to and from Customer.

      Egenera provides post-warranty support services for Equipment and Egenera Software at an additional charge on separate terms and conditions, which are attached hereto as Addendum 1, and incorporated by reference. This support covers new releases of Egenera Software and post-warranty equipment and software repair and error correction. If such separate support is not purchased, Egenera has no obligations to repair or correct errors reported after the end of the warranty period. If the Standard Warranty has lapsed and post-warranty support services have not been purchased, Egenera will only provide and charge for support services on a per-event basis.

      Egenera warrants that the Products shall conform in all material respects to their specifications and documentation and that Egenera has all rights, authorizations and licenses to provide the Products to Customer (it being understood certain Third Party Material listed on Addendum 1 is licensed directly from the suppliers thereof, as set forth below).

      Egenera warrants that each of its employees, agents or representatives assigned to perform hereunder shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and that all work will be so performed in a manner compatible with Customer's business operations at its premises.

      Egenera represents and warrants that the Egenera Software does not, and any modifications or enhancements made by Egenera will not, contain any "time-bombs", "usage protection codes," or other codes or programming devices that might or might be used to access, modify, delete, damage, deactive or disable the Products or other software, computer hardware or data of Customer. Egenera further represents and warrants that it will use its best efforts to prevent the Egenera Software from being infected with and any Egenera-modified or Egenera-enhanced versions of the Egenera Software prepared by or at the direction of Egenera from being infected with any "worms", "viruses", "Trojan horses", "protect codes", "data destruct keys" or other programs or programming devices that might or might be used to access, modify, delete, damage, deactivate or disable the Products or other software, computer hardware or data of Customer. Egenera represents and warrants that it is not aware of any security problems that may exist in the Products that it has not disclosed to Customer, and that during the warranty period and/or during any periods Customer is paying Egenera to provide support Egenera shall

                                       4
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immediately notify Customer upon its awareness of any problems, defects, weaknesses, vulnerabilities, bugs or programming devices that give rise to security related concerns affecting the computer systems of Customer.

      Remedies. In the event of a breach of above warranty, Egenera, at its option shall: (1) provide replacement parts and service necessary to repair the Equipment, and use reasonable efforts to modify the Software to make it conform to its warranty, (2) replace the Equipment with comparable Equipment and/or replace any Software with comparable Software or (3) refund the amount paid by Customer for the affected Product in exchange for the return of the Product. The limitations below under "Limitations of Liability" shall further limit Egenera's obligation.

      Limitations and Exclusions. EXCEPT AS SET FORTH IN SECTION 5(i), EGENERA MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER WITH RESPECT TO ANY THIRD PARTY MATERIALS. AS BETWEEN EGENERA AND CLIENT, ANY AND ALL THIRD-PARTY MATERIALS ARE EXPRESSLY PROVIDED "AS IS."

      EXCEPT AS EXPRESSLY STATED UNDER "WARRANTY" ABOVE, EGENERA PROVIDES PRODUCTS AND SERVICE "AS IS" AND MAKES NO OTHER EXPRESS WARRANTIES, WRITTEN OR ORAL, AND ALL OTHER WARRANTIES ARE SPECIFICALLY EXCLUDED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALING OR PERFORMANCE, OR USAGE OF TRADE.

5.    EGENERA SOFTWARE

      (a) Ownership. The Egenera Software is owned and copyrighted by Egenera or its third party suppliers. Customer's license confers no title or ownership in the Egenera Software and is not a sale of any rights in the Egenera Software. All ownership rights remain in Egenera or its third party suppliers, as the case may be.

      (b) Modifications. Customer's rights to modify Third Party Software (including Open Source Software) is as set forth in the applicable license agreement. Customer may not modify the Egenera Software; however, Customer may request that Egenera modify the Egenera Software, Open Source Software, or any Third Party Software which Egenera has the right to modify in a specified manner (a "Customer Requested Modification"). Upon receipt of a request for a Customer Requested Modification, Egenera shall, conditional upon the request being reasonable from the perspective of technical feasibility, and feasibility of ramping company resources, either (i) notify Customer that Egenera intends to make such Customer Requested Modification as part of its internal development plans for the next release of its software (in which case Egenera will support such Customer Requested Modifications as part of its normal support process),
(ii) notify Customer that Egenera does not intend to make such Customer Requested Modification as part of its internal development plans at all, in which case, at the request of Customer, Egenera will create such Customer Requested Modifications to be owned by Customer under a Professional Services Agreement, which agreement will specify price, specifications, future support obligations, and other material terms of the project, or (iii) notify Customer that Egenera does not intend to make such Customer Requested

                                       5
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Modification as part of its internal development plans in the near term, in which case, at the request of Customer, Egenera will create such Customer Requested Modifications under a Professional Services Agreement, which agreement will specify price, ownership, specifications, future support obligations, and other material terms of the project. Unless otherwise agreed by the parties, (A) modifications to Third Party Software are owned as set forth in the agreement with the third party supplier under which Egenera modifies such software, but to the extent Egenera is granted the right to specify ownership, Customer shall own all such modifications paid for by Customer and (B) Customer shall own all modifications to Open Source Software paid for by Customer, it being understood that any such modifications shall be subject to the appropriate open source license agreement. Nothing contained in this Agreement shall restrict Egenera from modifying any Egenera Software, Third Party Software or Open Source Software for future customers in a manner which is similar to the modifications made by Egenera for Customer, so long as Egenera does so without inclusion of Customer-owned materials or Customer-supplied confidential materials.

      (c) Copies. Customer may make reasonable numbers of copies of the object code of the Egenera Software solely for backup or archival purposes or when copying is an essential step in the authorized use of the Egenera Software. All copyright and other proprietary or restricted rights notices in the original Egenera Software must be retained on all copies.

      (d) Additional Restrictions. Except to the extent permitted above, Customer may not: translate, modify, reverse engineer, decompile, disassemble, or create derivative works based on the Egenera Software; copy of the Egenera Software other than as specified above; rent, lease, grant a security interest in, or otherwise transfer rights to the Egenera Software except as set forth in "Transfer" below; modify, disable, attempt to circumvent, or otherwise interfere with any License Enforcement Mechanisms or remove any proprietary notices or labels on the Egenera Software; or disclose or otherwise make available Egenera Software in any form to anyone other than Customer's employees, consultants or independent contractors. If Customer is using the Egenera Software in any country in the European Community, the prohibition against modifying, translating, reverse engineering, decompiling, disassembling or creating derivative works based on the Egenera Software does not affect Customer's rights under any legislation implementing the E.C. Council Directive on the Legal Protection of Computer Programs.

      (e) Transfer. Customer may transfer the license to the Egenera Software only upon sale or other transfer (including a transfer to an Affiliate of Goldman, Sachs & Co.) of the Equipment for which it was supplied, and the Egenera Software may not be separated for use on other computers or equipment. In the case of the sale or other transfer of the Equipment, Customer must deliver the original and all complete, partial or electronically stored copies of the Egenera Software to the transferee. Customer may not retain any copies of the Egenera Software, and any copies that have been made which are not transferred to the transferee must be destroyed. The transferee must accept these licensing terms as a condition of the transfer. Customer's license will automatically terminate upon any transfer of the software. Notwithstanding the above, it is specifically agreed that Customer shall not be required to delete all copies of the Software from backup or disaster recovery storage facilities, provided that such undeleted copies shall not be used in any manner (it being understood that recreation of computing environments or other review of materials in connection with audits or government

                                       6
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investigations shall not be considered a use in violation of this clause).
Customer has no right to sublicense, loan, rent or lease the Egenera Software. Customer may receive the Egenera Software in more than one medium, for example CD-ROM or by Internet. Egenera Software supplied as an upgrade may be used only in accordance with this GPA.

      (f) Responsibility for Personnel. Customer shall be fully responsible to Egenera for the compliance of Customer's employees, consultants or independent contractors who are given access to the Egenera Software.

      (g) License Termination. Egenera or Customer may terminate this license, without liability, if Egenera or Customer breaches this GPA and fails to cure within thirty (30) days after receipt of written notice thereof. Customer may terminate this Agreement for convenience at any time, but any such termination shall not relieve Customer of any liability incurred prior to termination (including without limitation, payment due with respect to Orders which are not cancelable in accordance with the terms of this Agreement). Upon termination, Customer shall cease all use and if requested, will return or certify destruction of Egenera Software (including copies) to Egenera. Notwithstanding the above, it is specifically agreed that Customer shall not be required to delete all copies of the Software from backup or disaster recovery storage facilities, provided that such undeleted copies shall not be used or operated in any manner.

      (h) Third Party Materials. Egenera may provide to Customer certain software that is specifically labeled as being provided by and/or owned other than by Egenera ("Third Party Materials") in connection with the Equipment. It is acknowledged by Customer that when specified Customer shall be licensing such Third-Party Materials directly from the third party, including the right to use such Third Party Materials in connection with the Equipment. Certain Third Party Materials supplied by Egenera are Open Source Materials, and as such are governed by open-source software license agreements supplied with such Open Source Materials, such as the GNU Public License. Egenera makes no claim of ownership of Open Source Materials, and such Open Source Materials are supplied solely in accordance with the license agreements accompanying such software. Accordingly, the restrictions under "EGENERA SOFTWARE" concerning modification, confidentiality and other provisions do not apply to such Open Source Materials. However, the provisions under "STANDARD WARRANTY - Limitations and Exclusions" and "LIMITATIONS OF LIABILITY" do apply to all Third Party Materials.

      (i) Customer Requested Third Party Materials. Customer may request that Egenera products interoperate with, or being installed with or used in connection with Third Party Materials not supplied by Egenera ("Customer-Requested Third Party Materials"). Egenera will promptly acknowledge receipt of the request, and respond within fifteen (15) calendar days either (A) acknowledging such materials are or will be compatible with the Egenera product, in which case Egenera will assume responsibility under its maintenance and warranty obligations to ensure compatible functionality (it being understood Egenera does not take responsibility for the functionality of the third party materials); or (B) notifying Customer such materials are not known to be compatible with the Egenera products, in which case Egenera will consider Customer-funded development work to effect such compatibility under the provisions of Section 5(b)(ii) or 5(b)(iii) (but otherwise Egenera does not assume responsibility for compatible functionality).

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6.    INDEMNITY

      Egenera shall defend Customer, its subsidiaries, affiliates or assignees, and their partners, directors, officers, employees and agents against any third party claim that a Product infringes any copyright, trade secret, or patent and pay the resulting costs and damages awarded against Customer by a court of competent jurisdiction, provided Customer (i) notifies Egenera promptly in writing of such claim, provided that any delay does not materially adversely affect Egenera and (ii) reasonably cooperates in response to an Egenera request for assistance at Egenera's cost. Customer, at its own expense shall assist in such defense if it so chooses provided that Egenera shall control such defense and all negotiations related to the settlement of such claims.

      Should any Product become, or in Egenera's opinion be likely to become, the subject of such a claim, Egenera shall, at its option and expense, (a) procure for Customer the right to make continued use thereof, (b) replace or modify such so that it becomes non-infringing, or (c) request return and upon receipt thereof refund the price paid by Customer, less straight-line depreciation based on a five (5) year useful life.

      Egenera shall have no liability with respect to patents if the hardware portion of the Products are physically installed outside of the U.S., Canada, the U.K., Australia, Japan, Hong Kong, Singapore, Germany or France or other country where Customer does business (unless Egenera notifies Customer of a potential intellectual property concern in such country), except to the extent such liability would have been incurred had such Product been installed in any of such locations; use for a purpose or in a manner for which the Product was not designed; use of any older version of the Egenera Software when use of a newer Egenera revision made available to Customer would have avoided the infringement and Customer had notice that the revision was to avoid infringement; any modification made without Egenera's written approval; any modifications made by Egenera pursuant to Customer's specific instructions as long as such instructions as provided by Customer caused the infringement; any intellectual property right owned or licensed by Customer; or Third Party Materials in their form prior to any modifications made by Egenera. Further, Egenera shall be liable with respect to combinations of Egenera and non-Egenera Products only if (i) the non-Egenera Product, not in such combination, does not infringe and (ii) the infringement arises from particular characteristics of the Egenera product, i.e. non-Egenera product with equivalent functionality was substituted for the Egenera Product do not infringe.

7.    LIMITATIONS OF LIABILITY

      EXCEPT AS PROVIDED OTHERWISE UNDER SECTION 6 "INDEMNITY" AND IN SECTION 10 CONFIDENTIALITY, EGENERA'S TOTAL LIABILITY AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIM OF ANY TYPE WHATSOEVER, ARISING OUT OF A PRODUCT OR SERVICE PROVIDED HEREUNDER, SHALL BE LIMITED TO DIRECT DAMAGES CAUSED BY EGENERA'S NEGLIGENCE IN AN AMOUNT NOT TO EXCEED THE PRICE PAID BY CUSTOMER TO EGENERA FOR THE SPECIFIC SERVICE OR PRODUCT FROM WHICH SUCH CLAIM ARISES.

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      EXCEPT FOR CLAIMS BASED UPON SECTION 10 CONFIDENTIALITY, NEITHER PARTY
SHALL HAVE LIABILITY TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, OR INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUES, DATA AND/OR USE), EVEN IF ADVISED OF THE POSSIBILITY THEREOF. The foregoing limitation shall not limit Egenera's obligation to pay, under Section 6, damages awarded against Customer (regardless of whether such damages are denominated as direct, indirect, consequential, or other); however, apart from such obligation to fully indemnify. Egenera shall have no obligation to pay special, consequential, exemplary, incidental, or indirect damages (including, but not limited to, loss of profit, revenues, data and/or use), even if advised of the possibility thereof, that Customer incurred directly related to the claim of infringement. The foregoing limitation shall not limit either party's remedies in the event of a violation of such party's intellectual property rights. THESE LIMITATIONS SHALL APPLY TO ALL CAUSES OF ACTION UNDER OR RELATING TO THIS GPA, INCLUDING ANY CLAIM BY OR AGAINST ANY SUBSIDIARY, STOCKHOLDER, OR AFFILIATE, OR OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THEM.

8.    FORCE MAJEURE

      If either party is prevented from performing any portion of this GPA (except the payment of money) by causes beyond its control, including labor disputes, civil commotion, war, governmental regulations or controls, casualty, inability to obtain materials or services or acts of God, such defaulting party will be excused from performance for the period of the delay and for a reasonable time thereafter.

9.    APPLICABILITY AND EXCLUSION OF ALTERNATIVE TERMS

      The Agreement (and the agreements relating to Third Party Software on Exhibit A) contains the exclusive set of terms applicable to the Product (including future versions of the Product) and related services, notwithstanding any other set of terms (i) that may be embedded in or displayed by the Product before, during or after installation or operation of the Product (ii) to which the Product may refer, (iii) that may accompany or be packaged with the Product, or (iv) that may be presented at any time to Customer personnel or agents orally, online, electronically or in writing unless said writing has been accepted by an authorized Customer representative upon legal review (the foregoing, collectively, "Other Terms"), whether or not any Customer's personnel or agent assents to the Other Terms online, electronically or otherwise at any time other than a document that has received legal review and approval. Such Other Terms shall be voided with respect to Customer. Egenera may add additional Third Party Software by notice to Customer, which additional materials shall be considered an amendment to Exhibit A. In the event where Customer has an independent Agreement with a Third Party Software supplier nothing contained herein shall alter such terms.

10.   CONFIDENTIALITY

      (a) Egenera acknowledges that it or its employees may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire information which is proprietary to or confidential to Customer or its affiliated companies or their clients or to third

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parties to whom Customer owes a duty of confidentiality. Any and all non-public information of any form obtained by Egenera or its employees in the performance of this Agreement shall be deemed to be confidential and proprietary information. Egenera agrees to hold such information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or to use such information for any purposes whatsoever other than the provision of services to Customer as contemplated by this Agreement and to advise each of its employees who may be exposed to such proprietary and confidential information of their obligations to keep such information confidential.

      (b) Confidential information shall not include information which is (i) in or becomes part of the public domain other than by disclosure by Egenera in violation of this Agreement, (ii) demonstrably known to Egenera previously,
(iii) independently developed by Egenera outside of this Agreement or (iv) rightfully obtained by Egenera from third parties.

      (c)   It is understood and agreed that in the event of a breach of this
Section 10, damages may not be an adequate remedy and Customer shall be entitled to injunctive relief to restrain any such breach, threatened or actual.

      (d)   This provision shall survive termination of the Agreement.

11.   SOURCE CODE ESCROW

      Goldman Sachs shall be entitled to receive a fully commented and documented copy of the current source code of the Program and may use the same for its own benefit if (i) Licensor ceases doing business, or (ii) Licensor becomes insolvent or party to any bankruptcy or receivership proceedings or makes an assignment for the benefit of creditors. Licensor shall also place in escrow a fully commented and documented copy of the source code form of the Program and Keep said copy updated. The agreement for which such arrangement shall provide for independent verification of deposits and release to Goldman Sachs upon the occurrence of (i) or (ii) above.

12.   LIMITATION OF LIABILITY AS TO AFFILIATES

      Egenera hereby acknowledges and agrees that direct damages sustained hereunder by any Affiliate(s) shall not be consequential damages vis a vis Customer and therefore such direct damages shall not be subject to any provision in the Agreement precluding or limiting Engenera's liability for, or Customers' recovery of, consequential damages.

13.   CHOICE OF LAW

      This Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law, and any litigation arising out of or connected in any way with this Agreement shall take place in a State or Federal court of competent jurisdiction in New York, County, State of New York. THE PARTIES AGREE THAT THE UNIFORM COMPUTER TRANSACTIONS ACT OR ANY VERSION THEREOF, ADOPTED BY ANY STATE, IN ANY FORM ("UCITA"), SHALL NOT APPLY TO THE AGREEMENT INCLUDING ANY APPLICABLE PRODUCT ADDENDA. TO THE

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EXTENT THAT UCITA IS APPLICABLE, THE PARTIES AGREE TO OPT OUT OF THE
APPLICABILITY OF UCITA (AND EACH AND EVERY PROVISION THEREOF) PURSUANT TO THE OPT-OUT PROVISION (S) CONTAINED THEREIN.

14.   U.S. GOVERNMENT END USERS

      The Software is a "commercial item," as that term is defined in 48 C.F.R.
12.101 (Oct. 1995), (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R.
227.7202-1 through 227.7202-4 (June 1995), all U.S. government End Users acquire the Software with only those rights set forth herein. The foregoing is intended to proceed Egenera's rights in the event Customer transfers the Product and related software to a U.S. government agency.

15.   EXPORT CONTROL

      (a) Customer understands that Products provided under this GPA may be subject to regulations by agencies of the United States Government as well as laws and regulations of other applicable countries which prohibit export or diversion of certain technical products to certain countries and individuals. Customer shall comply in all respect with all applicable export and re-export restrictions applicable to the Products or related materials. Egenera agrees to cooperate with Customer in Customer's procurement of any licenses, permits, registrations or other permission necessary to export the Product to foreign locations (including import requirements to the country) as amt be requested by Customer, except that Egenera shall not be required to obtain licenses for export of the Product to any of the countries on the Department Commerce restricted list as public enemies (country group E).

      (b) In connection therewith, upon purchase of products by Customer and subsequently upon request (i) Egenera shall provide Customer with then-current classifications under the U.S. Department of Commerce Control List for all products purchased and (ii) Egenera will provide specifics relating to the level of encryption present in any Egenera Software and any applicable information in relation to licenses or classifications Egenera obtained for its export of the Products. Egenera warrants that any classifications under the U.S. Department of Commerce Control List so provided to Customer are correct and current to the best of Egenera's knowledge as of the time they are provided. Egenera agrees to defend, indemnify and hold harmless Customer, its affiliates, partners, employees and agents against all civil and criminal financial penalties and related costs of defense (including reasonable attorneys' fees) arising from a breach by Egenera of its obligations under this Section 15(b). Egenera's obligation is subject to the limits in Section 7, except that the limitation on dollar amount shall be limited to total amount paid by Customer Egenera under this Agreement (not just the amount paid with respect to the particular product or service involved).

16.   MISCELLANEOUS

      This GPA is the complete statement of the agreement of the parties with regard to the subject matter hereof; may be modified only by a writing signed by both parties; and shall control in case of an inconsistent or conflicting term set forth on an Order. No waiver shall be deemed a waiver if any prior or subsequent default hereunder. If any part of this GPA is unenforceable, the validity of the remaining provisions shall not be affected.

EGENERA, INC. ("EGENERA")

By:                    /s/ Thomas F. Sheehan
                 ------------------------------------------
Name (Print):
                 __________________________________________
Date:                 Title:
     ________________       _______________________________

GOLDMAN, SACHS & CO.  ("Customer")

By:                      /s/ Randy Cowen
                    ------------------------------------------
Name (Print):            Randy Cowen

Date: June 26, 2002 Title:  Managing Director

                                  EGENERA, INC.

      Addendum 1 to General Purchase Agreement: SUPPORT SERVICES AGREEMENT

This Addendum 1 to the General Purchase Agreement (the "GPA") between Egenera, Inc. ("Egenera") and Goldman, Sachs & Co. and its Affiliates ("Customer") is made on June 26, 2002 (the "Effective Date").

SCOPE: This Addendum contains additional terms and conditions for support services offered with the Enterprise I and II Programs. In the event of any ambiguity or conflict between this Addendum and the GPA or between this Addendum and a Statement of Work for Services, the terms of the GPA will control. This Addendum shall continue in effect throughout the Term of the GPA, unless stated otherwise herein.

1.    DEFINITIONS

"Major Releases" are new releases of Egenera Software intended to provide significant functionality enhancements as well as incorporate cumulative bug fixes and patches since the most recent release.

"Minor Releases" are new releases of Egenera Software that are intended to provide incremental functionality enhancements as well as incorporate cumulative bug fixes and patches since the most recent release.

Capitalized terms in this Addendum shall have the meanings defined in the GPA unless specifically defined in this Addendum.

2.    TERM OF SERVICE

The Enterprise II Program commences upon completion of installation by Customer or Egenera of the related Product. The Enterprise II Program has a term of two years. Enterprise I provides all the features of Enterprise II for one (1) year instead of two (2).

If the Standard Warranty has lapsed, Egenera will provide and charge for support services on a per-event basis. The Customer may purchase additional warranty service at Egenera's then-current rates, upon inspection and re-certification by Egenera. A fee may be charged for recertification.

Unless terminated by Customer as set forth below, the Enterprise II Program may renew on a biannual basis and the Enterprise I Program may renew on an annual basis. The term of service for any additions and/or upgrades to already-purchased Egenera Software is coterminous. Any replacement Equipment parts will be, whenever possible, new or will be comparable in function and performance to the original part or Equipment. In either case, replacement Equipment parts will be warranted for the remainder of the original term of service, or for 90 days, whichever is greater.

3.    TECHNICAL SUPPORT

Technical Support will be provided according to Egenera's published summary descriptions of each warranty and support services program, as they may be amended from time to time. See Schedule A "Service Level Agreement" for those summary descriptions in effect at the time of the execution of this Agreement.

4.    SOFTWARE UPDATE AND UPGRADE SERVICES

Egenera provides support services under this Addendum for Major Releases of the Egenera Software for at least 24 months after the initial public release of each Major Release. Egenera will use commercially reasonable efforts to support older version after that date.

Software Support encompasses changes that are needed to resolve problems that prevent the system from performing to specifications. At Egenera's discretion, fixes may take the form of patches, maintenance releases, or point releases.

5.    CUSTOMER RESPONSIBILITIES

Except for as expressly set forth herein, Customer shall be solely responsible to monitor, maintain, and administer the Product and Egenera Software.

6.    EXCLUSIONS

Support under this Addendum shall not include operating supplies and accessories. This Addendum does not apply to problems that arise from (i) accident or abuse, (ii) interoperation with other non-Egenera products (except for approved compatible products as specified in Section 5(i) of the GPA), (iii) improper installation or modification by other than Egenera or a third party approved by Egenera, (iv) use in an environment or in a manner or for a purpose for which a Product was not designed, or (v) failure to implement all previously supplied updates to Product and/or Egenera Software.

7.    WARRANTY

Egenera agrees to perform Services in a workmanlike manner. If, after the later of (i) the end of the Standard Warranty or (ii) the end of any paid term of service, Services performed by Egenera prove not to have been so performed or if Egenera fails to provide the Services or a portion thereof, and if Customer notifies Egenera to that effect within the thirty (30) day period commencing on the earlier of the date of completion of the Services or the date that the Customer knew or should have known of defects or deficiencies, Egenera will, at its option, either (i) correct any defects and deficiencies or (ii) render a full or pro-rated refund or credit based on the original charge for the Services.

/s/   Thomas F. Sheehan
-----------------------------

/s/ R. Cowen
-----------------------------

                                   SCHEDULE A
                             SERVICE LEVEL AGREEMENT

ENTERPRISE I & II AND THE SERVICES PROVIDED DURING THE CONTRACT TERM

      ENTERPRISE II

      Enterprise II is a comprehensive, two-year program that enhances the BladeFrame Warranty with features customized for mission-critical environments, including initial installation, Egenera Software upgrades, parts replacement, 24x7 on-site technical support for field replaceable units (FRU), and quarterly reviews with a designated Egenera services professional.

      ENTERPRISE I

      Enterprise I provides all the features of Enterprise II for one (1) year instead of two (2).

      DEFINITIONS:

      "Updates" are either Maintenance or Patch Releases. A Patch Release may occur at any time and is typically specific to a bug fix or a customer problem. A Maintenance Release may occur at any time and is strictly the incorporation of bug fixes and available patches.

      "Upgrades" are either Major or Minor Releases.

      "Major Releases" are new releases of Egenera Software intended to provide significant functionality enhancements as well as incorporate cumulative bug fixes and patches since the most recent release.

      "Minor Releases" are new releases of Egenera Software that are intended to provide incremental functionality enhancements as well as incorporate cumulative bug fixes and patches since the most recent release.

      Capitalized terms in this Schedule A shall have the meanings defined in the GPA unless specifically defined in this Schedule A.

      HARDWARE AND SOFTWARE SUPPORT SERVICE

      When responding to a hardware or software service call, Egenera shall meet the following service level requirements ("SLR") for systems installed in production environments. QA Systems will be services at Severity Level 3 response time (as defined below).

      BUSINESS HOURS:

      8am to 8pm Eastern time Monday to Friday excluding NYSE holidays

      SEVERITY LEVEL 1: TOTAL SYSTEM FAILURE AND CRITICAL SITUATION AS REASONABLY DETERMINED BY CUSTOMER.

      Response Time: During Business House, Egenera shall respond on-site within [**] after Customer's report of such error or Egenera's detection of such error and use continuous, twenty-four (24) hours per day, seven (7) days per week, efforts to fix Severity Level 1 problems. Outside of Business Hours, Egenera shall respond on-site within [**] after Customer's report of such error or Egenera's detection of such error and use continuous, twenty-four (24) hours per day, seven (7) days per week, efforts to fix Severity Level 1 problems. Within [**] after arrival on-site, Egenera shall diagnose whether the problem is related to hardware or software; if the problem is determined to be caused by hardware alone, a replacement blade will be provided within four hours on a 24x7x365 basis.

      SEVERITY LEVEL 2: MAJOR FUNCTION IS NOT WORKING AND IS SEVERE.

      Response Time: During Business Hours, Egenera shall respond on-site within [**] after Customer's report of such error or Egenera's detection of such error and use continuous, twenty-four (24) hours per day, seven (7) days per week, efforts to fix Severity Level 2 problems. Outside of Business Hours, Egenera shall respond on-site within [**] after Customer's report of such error or Egenera's detection of such error and use continuous, twenty-four (24) hours per day, seven (7) days per week, efforts to fix Severity Level 2 problems. Within [**] after arrival on-site, Egenera shall diagnose whether the problem is related to hardware or software; if the problem is determined to be caused by hardware alone, a replacement blade will be provided within four hours on a 24x7x365 basis.

      SEVERITY LEVEL 3: BUG WITH FUNCTIONAL COMPONENT WITH WORK AROUND.

      Response time: Egenera shall respond within [**] after Customer's report of such error or Egenera's detection of such error and use continuous efforts during Business Hours to fix Severity Level 3 problems.

      SEVERITY LEVEL 4: MINOR ERROR OR INCONVENIENCE.

      Response Time: Egenera shall respond within [**] after Customer's report of such error or Egenera's detection of such error and use commercially reasonable efforts during Business Hours to fix Severity Level 4 problems.

      SEVERITY LEVEL 5. FEATURE ENHANCEMENT REQUEST.

      Response Time: Egenera shall respond within [**] after Customer's report of such error or Egenera's detection of such error and will log the request into our product requirements matrix for weekly review.

      HARDWARE AND SOFTWARE SLR MEASUREMENT AND PENALTIES

      The SLR is considered met if the criteria below are satisfied:

            Response Time=>[**]%

      The calculation will be:

            Response time=# of calls responded to within SLR divided by # of calls

      These response times will be determined in the Egenera-provided monthly reports (detailed elsewhere under "Reporting Requirements"). For any month that Egenera's response time for any site (defined as the physical address of a data center) has been less than [**]%, Egenera will extend the term of service by one (1) month at no additional charge to Customer.

      ESCALATION PROCEDURE

      Depending upon the severity level of the reported problem, the following Egenera personnel will be notified that a fix has not been provided according to the following matrix:

   Severity
     Level:                1          2           3         4          5
-----------              ------      -----      -----      ----       ----
CEO/COO                   [**]       [**]
V.P.                      [**]       [**]
Enterprise
Services
Engineering               [**]       [**]       [**]       [**]       [**]
Technical                 [**]       [**]       [**]       [**]       [**]
Service
Management
Customer
Engineer/
Technical                 [**]       [**]       [**]       [**]       [**]
Support

      SPARE PARTS:

      Egenera must maintain at least one set of replacement parts on, or nearby, the Customer premises. It is Egenera's responsibility to maintain the appropriate inventory in order to perform its responsibilities under this Service Level Agreement.

      CALL  FLOW AND ESCALATION PATH:

      Customer and Egenera will provide escalation lists to each other.

      PRICE PROTECTION

      Customer's service program prices shall not increase more than [**]% per year beginning with the fourth year of service purchased.

      24X7X365 ON-SITE FRU SUPPORT

      Customers will have access to on-site FRU support from highly trained Egenera field engineers on a 24x7x365 basis, ensuring high availability operation.

      PARTS AND LABOR

      If a BladeFrame hardware or Software component should fail, Egenera will replace it subject to the SLR detailed in this Service Level Agreement, including on-site installation for FRUs if required. Both parts (for FRUs and CRUs) and labor (for FRUs only) are covered.

      ONLINE SERVICE ACCESS

      Through a secure login to the Egenera Web site, Customers can access a wide range of online services including installation scheduling, service-call placement, submission and review of service tickets, parts status and downloadable Software patches.

      REMOTE SYSTEM MONITORING

      Recognizing that the BladeFrame will be deployed in mission-critical environments, Egenera designed the system to identify and resolve irregularities before they impact performance, maximizing uptime. Call home functionality is a standard feature. All vendor access to the BladeFrame is subject to the "Remote Vendor Access Agreement" between the parties. Egenera can also remotely monitor performance on a 24x7x365 basis and proactively respond.

      24X7X365 TELEPHONE SUPPORT

      Toll-free technical assistance is available on a 24x7x365 basis to Warranty Customers and those with a service contract. Egenera's single-tier support model means you'll be working with a highly skilled system administrator from the beginning, significantly reducing the time need to resolve inquires.

      SOFTWARE SUPPORT

      Egenera will provide support service for all aspects of the Software provided by them to the Customer, including all 3rd party vendor Software.

      In addition to Egenera providing a 24x7 support number to report a problem or request service, all Software calls must be addressed immediately. An Egenera engineer must respond within one hour to determine the nature of the problem and the course of action to resolve it. If Software calls are not closed within [**], Egenera must provide updates every [**] until the issue is resolved and the call is closed.

      SUPPORT FOR MODIFICATIONS TO THIRD PARTY AND OPEN SOURCE MATERIALS

      If Customer modifies Third Party or Open Source Materials, the modified version will be reviewed by Egenera. Egenera will review such modifications and notify Customer within ten (10) days if the modifications will be certified. Upon certification, modifications are to be fully supported by Egenera under the terms of the GPA and this Service Level Agreement between Customer and Egenera. If the modifications will not be certified, Egenera will notify Customer of the issues preventing certification and

      (pursuant to a separate Professional Services Agreement, if applicable) will work with Customer to adjust the modifications to meet Egenera's certification requirements.

      SOFTWARE UPDATES

      During either the warranty period or the support term, Egenera Customers receive online access to Egenera Software updates via a secure, user-friendly Web site.

      All Egenera Software updates will be delivered to Customer upon release at no additional charge. Installation mechanism of Software is at the discretion of Customer.

      SOFTWARE UPGRADES

      Customers opting for the Enterprise II or Software Subscription program automatically receive proactive delivery of all Software upgrades, including both major and minor releases, during the contract term. Technical assistance is also provided. All significant functionality incorporated into previous releases of Egenera Software is to be incorporated into Egenera Software Upgrades.

      SOFTWARE VERSIONS

      Not m ore than one hundred and twenty (120) days and not less than ninety
      (90) days prior to the end of a service for a Major Release of Egenera Software, Egenera will notify Customer in the manner detailed under "Notification" elsewhere in this Exhibit.

      REPORTING REQUIREMENTS

      Egenera must have a job tracking and reporting system to record all service calls (hardware and Software). Open calls may not be considered "Closed" by Egenera without the written consent of Customer.

      -     Daily Reports:
                  Egenera will provide Customer with a daily report if there are any outstanding calls that are not in "closed" status, or on the day that a call is closed.

      -     Monthly Reports:
                  A monthly report is to be provided by Egenera to the Customer. The report will contain all service calls, Customer contact, time opened, time fixed and a detailed description of the malfunction and final resolution. The monthly report should also provide details of all calls that do not meet the SLR requirements defined by this Service Level Agreement.

      TIME & MATERIAL RATES

      All Time & Material incurred by Egenera to meet requirements detailed by this Agreement are included in the services cost.

      QUARTERLY REVIEWS

      Enterprise II members benefit from a quarterly review with the highly skilled services representative assigned to their account. This individual perform the initial installation, is based locally, and maintains an ongoing relationship with the Customer data center personnel. During these quarterly sessions, the Egenera representative ensures that Customer expectations are being met by verifying overall BladeFrame system operation, the performance of individual components, and the responsiveness of Customer Service procedures and personnel both in the field and at the corporate office.

      NOTIFICATION

      If to Customer:

                  If to Customer for legal and/or contractual matters:

                  Office of General Counsel
                  85 Broad Street
                  New York, NY  10004

                  Otherwise:

                  Vice President, Enterprise Technology, Global Vendor Relationship Management
                  (currently Tammy Van Arsdalen)
                  212-357-8134 phone
                  917-343-0700 fax
                  tammy.vanarsdalen@gs.com

      If to Egenera:

                  Within the United States:  1-866-301-3117
                  Via email:  support@Egenera.com

/s/ Thomas F. Sheehan
--------------------------------------------------------------
/s/
--------------------------------------------------------------
/s/ R. Cowen
--------------------------------------------------------------